Exhibit 99.1

Aileron Therapeutics Appoints Jeffrey A. Bailey to its Board of Directors

CAMBRIDGE, Mass., March 19, 2018—Aileron Therapeutics (NASDAQ:ALRN), the clinical-stage leader in the field of stapled peptides developing therapeutics for cancers and other diseases, today announced the appointment of Jeffrey A. Bailey as Chairman of its Board of Directors. Mr. Bailey brings more than 30 years of leadership experience in the healthcare industry across multiple functional areas including R&D, business development, finance and commercial operations. He currently serves as Chief Executive Officer and Director of IlluminOss Medical, Inc., Director of Madison Vaccines, Inc. and most recently served as Chairman and CEO of Neurovance, a biotech firm acquired by Otsuka Pharmaceutical in 2017.

“We are pleased to welcome Jeff to our Board of Directors. His exceptional track record as a biopharmaceutical operator and a deal-maker will be instrumental as we continue to advance our first-in-class cancer therapeutic, ALRN-6924, as well as our leadership position developing stapled peptide therapeutics for cancers and other diseases,” said Joseph A. Yanchik III, President and CEO of Aileron.

Throughout his career, Mr. Bailey played key leadership roles at major pharmaceutical companies as well as in the creation of valuable, development stage healthcare companies. Prior to Neurovance, he was President and CEO and led the initial public offering of Lantheus Medical Imaging (Nasdaq: LNTH), served as Chief Operating Officer of Fougera Pharmaceuticals (acquired by Novartis) and was Chief Commercial Officer for King Pharmaceuticals (acquired by Pfizer). Mr. Bailey’s earlier executive positions included operating unit President at Novartis Pharmaceuticals and a 22-year career with Johnson & Johnson (including Janssen Pharmaceuticals). Mr. Bailey earned a business degree from Rutgers University.

Mr. Bailey replaces Scott Kapnick as Chairman. Mr. Kapnick will remain a director. Brian Gallagher, Jr., has resigned from the Board. Dr. Gallagher’s resignation was in accordance with his firm’s policies.

About ALRN-6924

ALRN-6924 is a first-in-class product candidate designed to reactivate wild type p53 tumor suppression by disrupting the interactions between the two primary p53 suppressor proteins, MDMX and MDM2. Aileron believes ALRN-6924 is the first and only product candidate in clinical development that can equipotently bind to and disrupt the interaction of MDMX and MDM2 with p53. Based on preclinical data and preliminary evidence of safety and anti-tumor activity in its ongoing clinical trials, there may be a significant opportunity to develop ALRN-6924 as a monotherapy or combination therapy for a wide variety of solid and liquid tumors. ALRN-6924 is currently being evaluated in multiple clinical trials for the treatment of acute myeloid leukemia (AML), advanced myelodysplastic syndrome (MDS) and peripheral T-cell lymphoma (PTCL). For information about its clinical trials, please visit www.clinicaltrials.gov.

About Aileron

Aileron is a clinical-stage biopharmaceutical company advancing stapled peptides, a novel class of therapeutics for cancers and other diseases. Stapled peptides are chemically stabilized alpha-helical peptides that are modified to improve their stability and cell penetrability while maintaining high affinity for large protein surfaces. Our goal is to use our proprietary stapled peptide drug platform to create first-in-class therapeutics, like ALRN-6924, that may be able to address historically undruggable targets and complex mechanisms that underlie many diseases with high unmet medical need. Our platform enables us to chemically stabilize and improve the performance and activity of a broad range of alpha-helical peptides that we believe can potentially activate and inhibit key cellular functions that are otherwise difficult to target with existing drug technologies, including small molecules and monoclonal antibodies. For more information, visit www.aileronrx.com.

Forward-Looking Statements

Statements in this press release about Aileron’s future expectations, plans and prospects, as well as any other statements regarding matters that are not historical facts, may constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words.

Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including whether Aileron’s cash resources will be sufficient to fund its continuing operations for the periods and/or trials anticipated; whether results obtained in preclinical studies and clinical trials will be indicative of results obtained in future clinical trials; whether Aileron’s product candidates will advance through the clinical trial process on a timely basis, or at all; whether the results of such trials will warrant submission for approval from the United States Food and Drug Administration or equivalent foreign regulatory agencies; whether Aileron’s product candidates will receive approval from regulatory agencies on a timely basis or at all; whether, if product candidates obtain approval, they will be successfully distributed and marketed; and other factors discussed in the “Risk Factors” section of Aileron’s quarterly report on Form 10-Q for the period ended September 30, 2017, filed on November 9, 2017, and risks described in other filings that Aileron may make with the Securities and Exchange Commission. Any forward-looking statements contained in this press release speak only as of the date hereof, and Aileron specifically disclaims any obligation to update any forward-looking statement, whether because of new information, future events or otherwise.

Contacts:

Investors

Aileron Therapeutics

Don Dougherty, CFO 617-995-0900

ddougherty@aileronrx.com

Media

BMC Communications

Brad Miles, 646-513-3125

bmiles@bmccommunications.com

Source: Aileron Therapeutics